Exhibit 99

 FOR IMMEDIATE RELEASE

3M Reports Net Income of $988 Million; Sales Increase 9 Percent to $6.5 Billion

- Company Reaffirms 2008 EPS Growth of Greater Than 10 Percent -

ST. PAUL, Minn. — April 24, 2008 - 3M (NYSE: MMM) today announced first-quarter sales of $6.5 billion, an increase of 8.9 percent over last year.  Net income was $988 million, or $1.38 per share, versus $1.4 billion, or $1.85 per share in the first quarter of 2007.  Included in first quarter 2007 results are net gains of $422 million, or $0.57 per share, from the sale of the company’s branded pharmaceuticals business in Europe, net of other various special items (a-c).  Excluding the impact of these items, first quarter 2008 earnings per share increased 7.8 percent.

“Our first-quarter results demonstrate the strength of 3M’s global presence and the power of our diverse business portfolio,” said George W. Buckley, 3M chairman, president and CEO. “Two-thirds of our sales came from our international subsidiaries, and growth in many developing economies enabled us to overcome economic challenges in the U.S. and to fund investments to secure the future of our enduring franchises.  I applaud the efforts and dedication of 3M employees worldwide for delivering these results.”

Four of the company’s six global businesses achieved double-digit profit growth in the quarter, namely Industrial and Transportation, Health Care, Safety Security and Protection Services, and Electro and Communications, which more than offset profit declines in 3M’s Consumer and Office and Display and Graphics businesses.

Buckley continued. “While economic conditions are uncertain, we remain focused on critical growth drivers including 3M’s world-renowned research and development capability, continued investment in our many enduring franchises, strategic acquisitions and new manufacturing plants that will improve our ability to serve customers. We will continue to balance growth and operational excellence in order to meet our commitments to our shareholders and to our customers around the world.”

Executive Summary

•                  Revenues of $6.5 billion, up 8.9 percent from 2007.

•                  Local-currency sales, including the impact of acquisitions, up 3 percent from 2007.

•                  Currency impacts added 6.1 percent to sales in the quarter.

•                  Operating income increased 3.6 percent to $1.5 billion, excluding special items in the first quarter of 2007 (a-c).

•                  Earnings per share of $1.38, up 7.8 percent, excluding special items in the first quarter of 2007 (a-c).

•                  Returned $863 million to shareholders through cash dividends and share repurchases.

Key Financial Highlights

First-quarter worldwide sales totaled $6.5 billion, an increase over last year of 8.9 percent. Local-currency sales including acquisitions increased 3 percent, and foreign exchange impacts added 6 points to growth in the quarter. Local-currency sales including acquisitions increased 9.6 percent in Industrial and Transportation, 6.4 percent in Safety, Security and Protection Services, 5.9 percent in Health Care and 3.3 percent in Electro and Communications, but declined by 9.1 percent in Display and Graphics and 2.5 percent in Consumer and Office.  First-quarter net income was $988 million, or $1.38 per share, versus $946 million, or $1.28 per share, in the first quarter of 2007, excluding special items.  Net income and earnings per share increased 4.4 percent and 7.8 percent respectively, excluding special items.

Business Segment Discussion

Industrial and Transportation

•                  Sales increased 17.1 percent to $2.1 billion.

•                  Sales up 9.6 percent in local currencies, including 4 percent from acquisitions.

•                  Broad-based sales performance with double-digit sales growth in virtually all product divisions and in all major geographies.

•                  3M Clean Sanding Systems—including a new line of professional power tools with Filtrete™ technology—driving abrasives growth worldwide.

•                  Automotive Aftermarket abrasives for professional auto body shops continue to outperform in a competitive market.

•                  Superior operational performance, with profits up 15.2 percent to $472 million; operating margins of 22.6 percent.

Health Care

•                  Sales rose 12 percent to $1.1 billion.

•                  Local-currency sales growth of 5.9 percent including 0.8 percent from acquisitions.

•                  Strongest sales growth in medical, dental and orthodontics businesses.

•                  Positive sales growth in all major geographies, led by Europe.

•                  Dental business seeing strong interest in new Filtek™ restorative system.

•                  Medical division recently launched new Tegaderm™ infection prevention product for IV sites.

•                  Operating income increased 19.6 percent to $321 million, with margins of nearly 30 percent, excluding special items in the first quarter of 2007.

Display and Graphics

•                  Sales declined 5.9 percent to $871 million, with local-currency sales down 9.1 percent

•                  Optical sales down 16 percent with profits down 50 percent.

•                  Positive sales growth in Traffic Safety Systems and Commercial Graphics, which was more than offset by lower-than-expected sales in Optical Systems.

•                  Commercial graphics business gaining traction with new ‘extreme vehicle film wraps’ that conform and adhere to concave or deep channeled surfaces.

•                  Projection Systems business launched the new 3M Mobile Projection Technology, an ultra-compact, LED-illuminated projection engine designed for personal electronic devices.

•                  Operating profits were $187 million, with a 21.5 percent margin.

Safety, Security and Protection Services

•                  Sales of $859 million, up 13.4 percent.

•                  Sales growth in local currency of 6.4 percent, including 1.9 percent from acquisitions.

•                  Broad-based sales growth led by respiratory protection, protective window films and cleaning solutions for commercial buildings, and corrosion protection products.

•                  Double-digit sales growth in Europe, Asia Pacific and Latin America.

•                  Track and Trace business extended its innovative product line with a new Dynatel Pipe/Cable Locator, specially designed for locating underground pipes.

•                  Profits up 12.4 percent to $204 million, with operating margins of 23.7 percent.

Consumer and Office

•                  Sales up 2.6 percent to $838 million.

•                  Local-currency sales declined 2.5 percent, largely due to slower sales in the U.S. retail market.

•                  Positive local-currency growth across Asia Pacific, Europe and Latin America.

•                  Awarded top vendor honors from Staples for 2007 for driving total business for the retailer.

•                  Post-it™ Flags sponsored Oprah Winfrey’s first-ever global Web event.

•                  Profits of $166 million, with operating margins of 19.8 percent.

Electro and Communications

•                  Sales increased 9.2 percent to $725 million.

•                  Local-currency growth of 3.3 percent, including one point from acquisitions.

•                  Positive sales growth in all major geographies, led by double-digit gains in Asia Pacific and Latin America.

•                  Double-digit local-currency sales growth in two largest businesses: Electrical Markets and Electronics Markets Materials.

•                  Electronic Solutions introduced a new lightweight, handheld electrostatic discharge detector.

•                  Announced a partnership with Companhia de Transmissao de Energia Electrica Paulista (CTEEP), one of Brazil’s largest electric utilities, where 3M will install its Aluminum Conductor Composite Reinforced (ACCR) to upgrade key elements of the CTEEP transmission network.

•                  Operating profits up 13.6 percent to $146 million, with margins exceeding 20 percent, excluding special items in the first quarter of 2007.

Outlook

3M reiterated its 2008 earnings expectations. The company continues to expect full-year 2008 earnings to increase a minimum 10 percent over 2007 earnings-per-share of $4.98, which excludes special items. 3M also expects operating margins of 22.5 to 23.5 percent and a tax rate of 31.5 to 32.5 percent for the year.  The company expects annual capital expenditures to be in the range of $1.3 to $1.4 billion, down from a previous forecast of $1.4 to $1.5 billion.

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating fewer productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007 (the “Report”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Report under “Risk Factors” in Part I, Item 1A (Annual Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $24 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 60 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended March 31
	2008	2007
Net sales	$6,463	$5,937

Operating expenses
Cost of sales	3,336	3,022
Selling, general and administrative expenses	1,275	1,281
Research, development and related expenses	351	319
Gain on sale of businesses (a)	—	(786)

Total	4,962	3,836

Operating income	1,501	2,101

Interest expense and income
Interest expense	55	38
Interest income	(30)	(28)

Total	25	10

Income before income taxes and minority interest	1,476	2,091

Provision for income taxes	470	708
Minority interest	18	15

Net income	$988	$1,368

Weighted average common shares outstanding — basic	706.5	729.3
Earnings per share — basic	$1.40	$1.88

Weighted average common shares outstanding — diluted	717.2	741.3
Earnings per share — diluted	$1.38	$1.85

Cash dividends paid per common share	$0.50	$0.48

3M Company and Subsidiaries
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions, except per-share amounts)
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income, and diluted earnings per share measures that exclude special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies. 3M had no special items for the three months ended March 31, 2008.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months ended March 31, 2007.

	Three-months ended Mar. 31, 2007
	Operating income	Net income	Diluted earnings per share
Reported GAAP measure	$2,101	$1,368	$1.85

Special items:
Gain on sale of pharmaceuticals business in Europe (a)	(786)	(506)	(0.68)
Restructuring actions (b)	12	9	0.01
Environmental liabilities (c)	121	75	0.10
Adjusted Non-GAAP measure	$1,448	$946	$1.28

(a)                      In January 2007, 3M completed the sale of its global branded pharmaceuticals business in Europe. 3M received proceeds of $817 million from this transaction and recognized a pre-tax gain of $786 million in the first quarter of 2007.

(b)                     During the fourth quarter of 2006 and first six months of 2007, management approved and committed to undertake restructuring actions. In the first quarter of 2007 the Company recorded a net pre-tax restructuring charge of $12 million. The Company incurred pre-tax restructuring expenses, primarily fixed and intangible asset impairments related to the Electro and Communications segment of $19 million. In the Health Care segment, employee-related restructuring liabilities were adjusted to reflect current estimates of Health Care employee-related restructuring costs that were recorded in 2006, resulting in a pre-tax benefit of $7 million.

(c)                      The Company increased its accrued environmental liabilities by $121 million pre-tax in the first quarter of 2007 to address remediation activities associated with perfluoronated compounds. This expense was recorded in selling, general and administrative expenses.

No adverse human health effects are caused by perfluoronated compounds at current levels of exposure. This conclusion is supported by a large body of research including laboratory studies and epidemiology studies of exposed employees. This research has been published in peer-reviewed scientific journals and shared with the EPA and global scientific-community.

In summary, special items on a combined basis benefited the three months ended March 31, 2007 reported GAAP operating income by $653 million, primarily related to the gain on sale of businesses. The gain on sale of businesses of $786 million (reported on a separate line of the Consolidated Statement of Income) and a special item benefit of $5 million for research, development and related expenses were partially offset by special items related to selling, general and administrative expenses ($128 million) and cost of sales ($10 million). Refer to 3M’s Annual Report on Form 10-K dated February 15, 2008, for further discussion of these previously disclosed items.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months ended March 31, 2007. As discussed in more detail later in the section entitled “Business Segments”, 3M made certain changes to its business segments in the first quarter of 2008. Segment information for all periods presented has been reclassified to reflect this new segment structure.

	Three-months ended Mar. 31, 2007
OPERATING INCOME BY BUSINESS SEGMENT	Reported GAAP measure	Special items	Adjusted Non-GAAP measure
Industrial and Transportation	$410	$—	$410
Health Care	1,062	(793)	269
Display and Graphics	296	—	296
Consumer and Office	178	—	178
Safety, Security and Protection Services	181	—	181
Electro and Communications	110	19	129
Corporate and Unallocated	(136)	121	(15)
Total Operating Income	$2,101	$(653)	$1,448

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Mar. 31, 2008	Dec. 31, 2007	Mar. 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$2,727	$1,896	$1,697
Marketable securities	567	579	589
Accounts receivable — net	3,776	3,362	3,444
Inventories	3,021	2,852	2,714
Other current assets	1,234	1,149	1,282

Total current assets	11,325	9,838	9,726
Marketable securities — non-current	660	480	526
Investments	302	298	282
Property, plant and equipment — net	6,775	6,582	5,991
Prepaid pension and postretirement benefits	1,416	1,378	427
Goodwill, intangible assets and other assets	6,291	6,118	5,787

Total assets	$26,769	$24,694	$22,739

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,042	$901	$2,831
Accounts payable	1,557	1,505	1,441
Accrued payroll	595	580	543
Accrued income taxes	710	543	915
Other current liabilities	1,796	1,833	1,774

Total current liabilities	6,700	5,362	7,504
Long-term debt	4,140	4,019	1,771
Other liabilities	3,494	3,566	3,410

Total liabilities	14,334	12,947	12,685
Total stockholders’ equity — net	12,435	11,747	10,054
Shares outstanding
March 31, 2008: 704,287,501 shares
December 31, 2007: 709,156,031 shares
March 31, 2007: 720,204,691 shares

Total liabilities and stockholders’ equity	$26,769	$24,694	$22,739

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three-months ended Mar. 31
	2008	2007
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$997	$580

Cash flows from investing activities:
Purchases of property, plant and equipment	(298)	(304)
Acquisitions, net of cash acquired	(16)	(55)
Proceeds from sale of businesses (a)	—	817
Other investing activities	(150)	(445)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(464)	13

Cash flows from financing activities:
Change in debt	1,122	1,061
Purchases of treasury stock	(510)	(1,164)
Reissuances of treasury stock	79	98
Dividends paid to stockholders	(353)	(350)
Other financing activities	(23)	(9)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	315	(364)

Effect of exchange rate changes on cash	(17)	21

Net increase (decrease) in cash and cash equivalents	831	250
Cash and cash equivalents at beginning of period	1,896	1,447

Cash and cash equivalents at end of period	$2,727	$1,697

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended Mar. 31
	2008	2007
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$997	$580
Purchases of property, plant and equipment	(298)	(304)

Free Cash Flow (d)	$699	$276

(d)                     Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

“Net cash provided by operating activities” and “Free Cash Flow” were negatively impacted in 2007 by the timing of cash tax payments associated with special items. Tax payments related to the sale of our global branded pharmaceuticals business negatively impacted total year 2007 net cash provided by operating activities and Free Cash Flow by $628 million, with the impacts by quarter as follows: fourth-quarter 2007 ($87 million), third-quarter 2007 ($37 million), second-quarter 2007 ($110 million) and first-quarter 2007 ($394 million).

	Mar. 31
	2008	2007
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (e)	4.9	5.0

(e)                      The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-Months Ended Mar. 31, 2008

Sales Change Analysis	United	Inter-
By Geographic Area	States	national	Worldwide
Volume — organic	(2.8)%	3.9%	1.6%
Volume — acquisitions	3.1	0.9	1.7
Price	1.7	(1.4)	(0.3)

Local-currency sales (including acquisitions)	2.0	3.4	3.0

Divestitures	(0.4)	—	(0.2)
Translation	—	9.7	6.1
Total sales change	1.6%	13.1%	8.9%

Sales Change Analysis	Local-			Total
By International	currency	Divest-	Trans-	Sales
Geographic Area	Sales (f)	itures	lation	Change
Europe, Middle East and Africa	3.1%	—%	11.9%	15.0%
Asia Pacific	0.8%	—%	6.6%	7.4%
Latin America and Canada	12.8%	—%	13.1%	25.9%

(f) Including acquisitions — Europe, Middle East and Africa includes a 1.4% benefit from acquisitions; Asia Pacific includes a 0.3% benefit from acquisitions; Latin America and Canada includes a 1.2% benefit from acquisitions.

Worldwide	Local-			Total
Sales Change Analysis	currency	Divest-	Trans-	Sales
By Business Segment	Sales (g)	itures	lation	Change
Industrial and Transportation	9.6%	—%	7.5%	17.1%
Health Care	5.9%	(0.1)%	6.2%	12.0%
Display and Graphics	(9.1)%	(0.7)%	3.9%	(5.9)%
Consumer and Office	(2.5)%	—%	5.1%	2.6%
Safety, Security and Protection Services	6.4%	—%	7.0%	13.4%
Electro and Communications	3.3%	—%	5.9%	9.2%

(g) Including acquisitions — Industrial and Transportation includes a 4.0% benefit from acquisitions; Health Care includes a 0.8% benefit from acquisitions; Safety, Security and Protection Services includes a 1.9% benefit from acquisitions; Electro and Communications includes a 1.0% benefit from acquisitions.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2008, 3M made certain changes to its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. The most significant of these changes are summarized as follows:

•

3M’s Display and Graphics segment created the Projections Systems Department by combining Visual Systems, 3M Precision Optics Inc. and the Company’s mobile display technology. The new department will focus on bringing 3M technology to the projection market, providing customers with a centralized resource dedicated to developing differentiated solutions. Visual Systems (previously in the Electro and Communications segment) serves the world’s office and education markets with overhead projectors and transparency films, as well as equipment and materials for electronic and multimedia presentations. 3M Precision Optics Inc. and the Company’s mobile display technology were previously part of the Optical Systems Division within the Display and Graphics segment.

•

3M’s Touch Systems business (previously in the Display and Graphics segment), which includes touch screens and touch monitors, was transferred to the Electro and Communications segment. Touch Systems brings synergistic technologies and strong alignment with 3M’s electronics’ divisions and markets.

•

Certain adhesives and tapes in the Industrial Adhesives and Tapes business (Industrial and Transportation segment) were transferred to the Consumer and Office segment, primarily related to the Stationery Products business and Construction and Home Improvement business.

There were no changes for the Health Care segment, Safety, Security and Protection Services segment, or 3M in total. Segment information for all periods presented has been reclassified to reflect this new segment structure.

BUSINESS
SEGMENT	Three-months ended
INFORMATION	Mar. 31
(Millions)	2008	2007
NET SALES
Industrial and Transportation	$2,087	$1,783
Health Care	1,077	962
Display and Graphics	871	926
Consumer and Office	838	817
Safety, Security and Protection Services	859	758
Electro and Communications	725	664
Corporate and Unallocated	6	27
Total Company	$6,463	$5,937

OPERATING INCOME
Industrial and Transportation	$472	$410
Health Care	321	1,062
Display and Graphics	187	296
Consumer and Office	166	178
Safety, Security and Protection Services	204	181
Electro and Communications	146	110
Corporate and Unallocated	5	(136)
Total Company	$1,501	$2,101

3M had no special items for the three months ended March 31, 2008. For the three-months ended March 31, 2007, refer to the preceding notes (a) through (c) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000